UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WESTFIELD FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 2, 2015

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Westfield Financial, Inc., the holding company for Westfield Bank, which will be held on May 14, 2015 at 10:00 a.m., Eastern time, at the Springfield Marriott, 2 Boland Way, Springfield, Massachusetts 01115.

The attached Notice of Annual Meeting of Shareholders and proxy statement describe the formal business that we will transact at the Annual Meeting. In addition to the formal items of business, management will report on the operations and activities of Westfield Financial, Inc. and Westfield Bank, and you will have an opportunity to ask questions.

The Board of Directors of Westfield Financial, Inc. has determined that an affirmative vote on the matters to be considered at the Annual Meeting is in the best interests of Westfield Financial, Inc. and its shareholders and unanimously recommends a vote “For” these matters.

Please promptly submit your proxy by telephone, Internet or mail, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Westfield Financial, Inc. and Westfield Bank, we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

 James C. Hagan

Chief Executive Officer

IF YOU HAVE ANY QUESTIONS, PLEASE CALL US AT (413) 568-1911

WESTFIELD FINANCIAL, INC.

141 Elm Street
Westfield, Massachusetts 01085
(413) 568-1911

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	Thursday, May 14, 2015

TIME	10:00 A.M. Eastern time

PLACE	Springfield Marriott 2 Boland Way Springfield, Massachusetts 01115

ITEMS OF BUSINESS	(1) Election of the nominees named in the attached proxy statement as directors to serve on the Board of Directors for a term of office stated.

(2) Consideration and approval of a non-binding advisory resolution on the compensation of our named executive officers.

(3) Ratification of the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

(4) Consideration of any other business properly brought before the Annual Meeting, and any adjournment or postponement thereof.

RECORD DATE	The record date for the Annual Meeting is March 19, 2015. Only shareholders of record as of the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

PROXY VOTING	You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please promptly submit your proxy by telephone, Internet or by signing and returning the proxy card by mail. Submitting a proxy will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

James C. Hagan

Chief Executive Officer

Westfield, Massachusetts

April 2, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2015.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available free of charge at www.snl.com/irweblinkx/govdocs.aspx?IID=4066200 and www.proxyvote.com.

General	38
PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	39
Vote Required	39
Our Recommendation	39
Independent Registered Public Accounting Firm Fees and Services	39
HOUSEHOLDING OF PROXY MATERIALS	40
OTHER MATTERS	40

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WESTFIELD FINANCIAL, INC.

141 Elm Street
Westfield, Massachusetts 01085
(413) 568-1911

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 14, 2015

INFORMATION ABOUT THE ANNUAL MEETING

General

Westfield Financial, Inc., a Massachusetts-chartered stock holding company, is registered as a savings and loan holding company with the Federal Reserve Board and owns all of the capital stock of Westfield Bank. Our common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “WFD.” As used in this proxy statement, “we,” “us,” “our” and “Company” refer to Westfield Financial, Inc. and/or its subsidiaries, depending on the context. The term “Annual Meeting,” as used in this proxy statement, means the 2015 annual meeting of shareholders and includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and the proxy card because our Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may vote by proxy over the telephone, Internet or by mail, and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “Voting Procedures.”

We made available this proxy statement, the Notice of Annual Meeting of Shareholders and the proxy card on or about April 2, 2015, to all shareholders entitled to vote. If you owned our common stock as of the close of business on March 19, 2015, the record date, you are entitled to vote at the Annual Meeting.

Notice Regarding the Availability of Proxy Materials

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to our shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. We intend to mail the Notice on or about April 2, 2015 to all shareholders of record entitled to vote at the Annual Meeting.

Obtaining a Copy of the Proxy Statement and Annual Report on Form 10-K

A copy of the proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2014 (without exhibits) will be provided free of charge, upon request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. If you want to receive a paper or e-mail copy of the proxy statement or annual report, please choose one of the following methods to make your request:

—	By Internet: www.proxyvote.com

—	By Telephone: 1-800-579-1639

—	By E-mail: sendmaterial@proxyvote.com

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If requesting materials by e-mail, please send a blank e-mail with the Control Number that is printed on the Notice in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 30, 2015 to facilitate timely delivery.

The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company.

Voting Rights

Only shareholders of record as of the close of business on March 19, 2015, will be entitled to vote at the Annual Meeting. On this record date, there were 18,754,272 shares of common stock outstanding and entitled to vote.

If on March 19, 2015, your shares were registered directly in your name with our transfer agent, Registrar and Transfer Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, Internet or by mail as instructed below to ensure your vote is counted.

Voting Procedures

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may (a) vote in person at the Annual Meeting or (b) vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the telephone, Internet or by mail as instructed below to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

—	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

—	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Control Number from your Notice. Your vote must be received by 11:59 P.M., Eastern time on May 13, 2015, to be counted.

—	To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Control Number from your Notice. Your vote must be received by 11:59 P.M., Eastern time on May 13, 2015, to be counted.

—	To vote by mail, simply request a copy of the proxy statement as indicated above, which will include a proxy card and then complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, the designated proxy holders will vote your shares as you direct.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares “For” Proposals 1, 2, and 3 as set forth in the Notice of Annual Meeting of Shareholders.

If any other matter is presented at the Annual Meeting, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board determines. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of Annual Meeting of Shareholders.

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Beneficial Owner: Shares Registered in the Name of Broker or Bank

If on March 19, 2015, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card and voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank, if applicable. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Employee Stock Ownership Plan

Each participant in our Employee Stock Ownership Plan Trust (the “ESOP”) has the right to direct First Bankers Trust Services, Inc., as trustee of the ESOP (“First Bankers Trust”), as to how to vote his or her proportionate interests in all allocated shares of common stock held in the ESOP. First Bankers Trust will vote any unallocated shares, as well as any allocated shares as to which no voting instructions are received, in the same proportion as the shares for which voting instructions have been received. First Bankers Trust’s duties with respect to voting the common stock in the ESOP is governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances that First Bankers Trust override the votes of participants with respect to the common stock held by First Bankers Trust and to determine, in First Bankers Trust’s best judgment, how to vote the shares.

401(k) Plan

Each participant in our 401(k) Plan (the “401(k) Plan”) has the right to direct Delaware Charter & Trust Company, a Delaware Corporation conducting business under the trade name of The Principal Trust Company, as trustee of the 401(k) Plan (“Principal Trust”), as to how to vote his or her proportionate interests in all allocated shares of common stock held in the 401(k) Plan. Principal Trust will vote any unallocated shares, as well as any allocated shares as to which no voting instructions are received, in the same proportion as the shares for which voting instructions have been received. Principal Trust’s duties with respect to voting the common stock in the 401(k) Plan are governed by the fiduciary provisions of ERISA. The fiduciary provisions of ERISA may require, in certain limited circumstances, that Principal Trust override the votes of participants with respect to the common stock held by Principal Trust and to determine, in Principal Trust’s best judgment, how to vote the shares.

Quorum

A quorum is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of our outstanding shares of common stock entitled to vote at the Annual Meeting are present at the Annual Meeting in person or are represented by proxy. On the record date, there were 18,754,272 shares of common stock outstanding and entitled to vote. Thus, the holders of 9,377,137 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting or vote by proxy over the telephone or the Internet as instructed above. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

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Vote Required

Proposal 1: Election of Directors. Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Plurality means that the individuals who receive the largest number of “For” votes cast are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Abstentions and broker non-votes will not affect the outcome of the election of directors. You may not vote your shares cumulatively for the election of directors.

Proposal 2: Consideration and Approval of a Non-Binding Advisory Resolution on the Compensation of Our Named Executive Officers. The approval of the non-binding advisory resolution on the compensation of our named executive officers will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote for this proposal.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2015, will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes are not counted as votes cast and they will have no effect on the vote.

Effect of Broker Non-Votes

“Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Brokers who hold their customers’ shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which the brokers are members, sign and submit proxies for such shares and may vote such shares on routine matters, which typically include the ratification of the appointment of our independent registered public accounting firm. Proposals 1 and 2 are considered “non-routine” and Proposal 3 is considered ”routine” under The NASDAQ Marketplace Rules (the “NASDAQ Listing Rules”).

If your broker returns a proxy but does not vote on a proposal, this will constitute a “broker non-vote.” A broker non-vote will have no effect on the outcome of any proposal.

Confidential Voting Policy

We maintain a policy of keeping shareholder votes confidential. Only the Inspector of Election and certain employees of our independent tabulating agent examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements.

Revoking Your Proxy

You may revoke your grant of proxy at any time before the final vote at the Annual Meeting. If you are the shareholder of record, you may revoke your proxy in any one of the following four ways:

—	filing a written revocation of the proxy with our Secretary;

—	entering a new vote over the Internet or by telephone;

—	attending and voting in person at the Annual Meeting; or

—	submitting another signed proxy card bearing a later date.

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If your shares are held by your broker, bank or another party as a nominee or agent, you should follow the instructions provided by such party in order to revoke your proxy.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

Solicitation of Proxies

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Annual Meeting of Shareholders, the proxy card and any additional information furnished to shareholders. We have engaged Alliance Advisors as our proxy solicitor to help us solicit proxies for a fee of $15,000, plus reasonable out-of-pocket expense. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees or by a firm engaged to do the same by such individuals. No additional compensation will be paid to directors, officers or other regular employees for such services.

Shareholder Proposals

If you wish to submit proposals to be included in our proxy statement for the 2016 annual meeting of shareholders (the “2016 Annual Meeting”), we must receive them on or before December 5, 2015, pursuant to the proxy soliciting regulations of the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for the 2016 Annual Meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, under our Amended and Restated Bylaws (“Bylaws”), if you wish to nominate a director or bring other business before the 2016 Annual Meeting which is not included in the proxy statement for the 2016 Annual Meeting, the following criteria must be met: (i) you must be a shareholder of record; (ii) you must have given timely notice in writing to our Secretary; and (iii) your notice must contain specific information required in Article I of our Bylaws.

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PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated the three individuals listed in the table below for election as directors at the Annual Meeting. All nominees have consented to being named in this proxy statement and to serve if elected. If you elect all the nominees listed below, they will hold office until the annual meeting of shareholders in 2018 or until their successors have been elected and qualified.

If any nominee is unable or does not qualify to serve, you or your proxy may vote for another nominee proposed by the Board. If for any reason these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancies. The Board has no reason to believe that any of the nominees would prove unable to serve if elected. There are no arrangements or understandings between us and any director, or nominee for directorship, pursuant to which such person was selected as a director or nominee.

Nominees	Term to Expire
James C. Hagan	2018
Philip R. Smith	2018
Donald A. Williams	2018

Vote Required

The nominees for director who receive the most votes will be elected. If you do not vote for a nominee, or you indicate “withhold” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of directors.

Our Recommendation

the board unanimously recommends a vote “for” all of the nominees for election as directors.

Information About Our Board of Directors

General

Our Board currently consists of 11 members. David C. Colton, Jr. will retire from the Board at the Annual Meeting. The name, age and length of service of each of our nominees and the continuing and retiring members of our Board are set forth below:

Nominees	Age(1)	Term Expires	Position(s) Held	Director Since(2)
James C. Hagan	53	2018	President, Chief Executive Officer, Director	2009
Philip R. Smith	59	2018	Director	2009
Donald A. Williams	71	2018	Chairman of the Board	1983

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Continuing Directors	Age(1)	Term Expires	Position(s) Held	Director Since(2)
Laura Benoit	48	2017	Director	2014
Donna J. Damon	56	2017	Director	2011
Lisa G. McMahon	56	2017	Director	2014
Steven G. Richter	59	2017	Director	2011
Charles E. Sullivan	71	2016	Director	1992
Kevin M. Sweeney	49	2016	Director	2013
Christos A. Tapases	54	2016	Director	2013

Retiring Directors	Age(1)	Term Expires	Position(s) Held	Director Since(2)
David C. Colton, Jr.	72	2015	Director	1980

_________________

(1)	At March 1, 2015.

(2)	Includes terms served on the Board of Directors of Westfield Bank, as applicable.

The principal occupation, education and business experience, where applicable, of each nominee for election as director and each continuing and retiring director are set forth below. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.

Nominees

James C. Hagan has been a director of our Board since 2009, our Chief Executive Officer since December 31, 2008 and our President since June 2005. Mr. Hagan served as Chief Operating Officer of the Company and Westfield Bank from June 2005 until December 2008. Prior to that, he served as Senior Vice President and Commercial Loan Department Manager of Westfield Bank from 1998. From 1994 through 1998, Mr. Hagan was a Vice President at Westfield Bank. Prior to 1994, Mr. Hagan worked as a commercial lender and manager at other New England based banking institutions. He received a Bachelor of Science from Westfield State College and received a Masters of Business Administration from American International College. Mr. Hagan’s expertise in credit administration, commercial lending and management through his various roles within the Company and within other New England based banking institutions provides him with the qualifications and skills to serve as a director.

Philip R. Smith has been a director of our Board since 2009 and was previously our Secretary. Mr. Smith has been a partner at Bacon & Wilson, P.C., one of the largest regional law firms in western Massachusetts specializing in Real Estate, Business Law and Estate planning, since 2001. He has served as a past board member of the Westfield Chamber of Commerce in Westfield, Massachusetts, and is a member of the Westfield State College Foundation and the Westfield Community Development Corporation. He is a graduate of the University of New Hampshire and received a J.D. from New England School of Law and an LL.M. in taxation from Boston University. Mr. Smith’s experience in commercial and residential lending and business law through his many years of legal practice provides him with the qualifications and skills to serve as a director.

Donald A. Williams has been a director since 1983 and has been the Chairman of our Board since 2005. Mr. Williams served as President of Westfield Savings Bank from 1983 through 2005 and the Company from its inception in 2001 through 2005. He later went on to serve as Chief Executive Officer as well until his retirement from the position in 2008. He has been employed in the banking industry since 1972. Mr. Williams received a Bachelor of Science with an emphasis on Finance and Insurance from Northeastern University and a graduate degree in accounting from Western New England College. Mr. Williams’ previous positions with the Company and Westfield Bank and his experience in banking and financial and regulatory management provide him with the qualifications and skills to serve as a director.

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Continuing Directors

Laura Benoit has been a director of our Board since 2014. Ms. Benoit has been the Treasurer and Co-Owner of Baystate Fuel Oil, Inc., a fuel distribution company located in Agawam, Massachusetts, since 1985. Ms. Benoit also is a former member of the board of directors of the Western Mass Fuel Dealers Association. Ms. Benoit received an Associate’s degree in Business Administration from Holyoke Community College. Ms. Benoit’s finance, accounting and small business management experience provides her with the qualifications and skills to serve as a director.

Donna J. Damon has been a director of our Board since 2011. Ms. Damon is the President and owner of New England Concrete Cutting, Inc., a construction company specializing in concrete cutting and drilling located in Agawam, Massachusetts. She also serves as an executive officer and the office manager for two separate companies, Witch Equipment of New England, Inc. and Witch Enterprises, Inc. Ms. Damon also serves on various community boards. Ms. Damon’s experience in human resource, office management and business administration, including financial management and employee benefit administration provides her with the qualifications and skills to serve as a director.

Lisa G. McMahon has been a director of our Board since 2014. Ms. McMahon is a manager of university advancement with Westfield State University. Ms. McMahon came to the University in 2013 after leaving Merrill Lynch where she obtained her general securities license and license to become a registered investment advisor representative. From 2007 to 2012, Ms. McMahon was the executive director of the Westfield Business Improvement District, Inc. Ms. McMahon received a Bachelor of Science degree from Our Lady of the Elms College. Ms. McMahon’s business experience and extensive work with micro businesses, nonprofits, and community relations provides her with the qualifications and skills to serve as a director.

Steven G. Richter has been a director of our Board since 2011. Mr. Richter is the founder, former owner, operator and President of Micro Test Laboratories, Inc., a contract testing and manufacturing support operation for the pharmaceutical and biotechnology industries. He is currently the Chief Science Officer of Accuratus Lab Services, Inc. which purchased Microtest Laboratories, Inc. in 2014. He is a graduate of the University of Massachusetts with a Bachelor’s of Science in Microbiology. Mr. Richter went on to receive his Master of Sciences degree in Biological Sciences from the University of Massachusetts-Lowell and his Ph.D. in Sterilization Sciences from Columbia Pacific University. Mr. Richter has served in a biotechnological advisory capacity for small business with Governors Romney and Patrick. Mr. Richter is also actively involved in research and development with the University of Massachusetts. Mr. Richter’s experience in small business administration and management, including financial and business operations matters provides him with the qualifications and skills to serve as a director.

Charles E. Sullivan has been a director of our Board since 1992. Mr. Sullivan, currently retired, was a Certified Public Accountant at the firm of Sullivan, Poulin & Payne P.C., located in West Springfield, Massachusetts. He has been a Certified Public Accountant since 1968. Mr. Sullivan brings to his position over 40 years of accounting experience, as well as a plethora of industry-related knowledge. He received a Bachelor of Science in Business Administration from American International College. Mr. Sullivan’s expertise in public and small business company accounting, disclosure and financial system management, auditing and general financial management provides him with the qualifications and skills to serve as a director.

Kevin M. Sweeney has been a director of our Board since January 2013. Mr. Sweeney has been a Principal of Sweeney Strategic Consulting since 2012, where he advises non-profit and for-profit organizations regarding critical finance, strategic and operational decisions. Mr. Sweeney also served as the interim President and Chief Executive Officer of DevelopSpringfield, where he had had overall strategic and operational responsibility. Mr. Sweeney previously spent 19 years with the MassMutual Financial Group, where he was most recently a Managing Director of MassMutual Capital Partners LLC and was responsible for strategic mergers and acquisitions, private equity investments, and other transactions for MassMutual and its affiliated companies. He also served as Chairman of the board of directors of MassMutual Trust Company, FSB. Mr. Sweeney is also a Professor of Practice with the School of Business of Worcester Polytechnic Institute (WPI) in Worcester, MA, specializing in Finance. In addition to his teaching with WPI and his consulting, Mr. Sweeney is a visiting Lecturer with Columbia University. Mr. Sweeney has also been a Senior Lecturer with Western New England University College of Business and an Adjunct Professor of Law at the Western New University School of Law. Mr. Sweeney also serves on the board of directors of a two private organizations and he is a member of the advisory board of another. Mr. Sweeney received a Bachelor of Arts from the University of Massachusetts – Amherst, a Doctor of Law from the University of Wisconsin Law School and an M.B.A. jointly from New York University Stern School of Business, the London School of Economics & Political Science, and the HEC School of Management in Paris, France. Mr. Sweeney’s experience as a senior executive at a Fortune 500 company and his vast academic experience and organizational consulting ventures provides him with the qualifications and skills to serve as a director.

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Christos A. Tapases has been a director of our Board since January 2013. Mr. Tapases is a Principal at Corbin & Tapases, P.C. and has been practicing public accounting since 1982. Mr. Tapases joined the firm in 1984 after gaining valuable experience with Arthur Andersen & Co. Mr. Tapases has been a certified public accountant since 1987 and is also the Plans and Training Officer for the City of Westfield Emergency Management Agency. Mr. Tapases received a Bachelor of Science from American International College. Mr. Tapases’ management and accounting experience as a certified public accountant provides him with the qualifications and skills to serve as a director.

Retiring Director

David C. Colton, Jr. has been a director of our Board since 1980. Mr. Colton is the retired owner of The Colton Agency, Inc., an insurance agency located in Westfield, Massachusetts. He has previously served as a consultant for the Berkshire Insurance Group, and as acting Chief Operating Officer from 2005 through 2006. Mr. Colton is also the Treasurer for the Westfield Business Improvement District and has served in such capacity since 2005. During Mr. Colton’s 39 years of ownership, he dealt with such aspects of business operation including contractual and insurance issues, automation, human resource management and marketing, which provides him with the qualifications and skills to serve as a director.

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INFORMATION ABOUT OUR EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following are our executive officers who are not also members of the Board and therefore are not listed above. The executive officers hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board. In addition, we have entered into employment agreements with certain of our executive officers, which set forth the terms of their employment. See “Compensation Discussion and Analysis – Other Benefits – Employment Agreements and Change of Control Agreements.”

Gerald P. Ciejka, age 54, serves as Vice President, General Counsel and Director of Human Resources of the Company and Westfield Bank and is our Secretary. Mr. Ciejka was previously a partner at the Springfield, Massachusetts law firm of Bulkley, Richardson and Gelinas in the business organization and real estate departments. From 1997 to 2004, he served as branch manager and senior underwriting counsel for First American Title Insurance Company and Chicago Title Insurance Company.

Louis O. Gorman, age 55, serves as Vice President of Credit Administration and Chief Credit Officer. Mr. Gorman has served as Chief Credit Officer since 2010 and as Vice President of Credit Administration since 2009. Prior to that, Mr. Gorman was a commercial loan officer for the Company and Westfield Bank and also performed the same function at other New England based banking institutions.

Deborah J. McCarthy, age 55, has served as Vice President of the Company and Westfield Bank since 2001. She is the Manager of the Operations and Information Systems Departments. She has worked for Westfield Bank in numerous capacities since 1979.

Allen J. Miles, III, age 52, was appointed Executive Vice President effective December 31, 2008. Prior to that, Mr. Miles served as Senior Vice President and Chief Lending Officer of the Company and Westfield Bank since August 2005. From 1998 to 2005 he served as Vice President and Commercial Loan Officer.

Kevin C. O’Connor, age 55, was appointed Vice President, Retail Banking in February 2010. Mr. O’Connor has over twenty-five years’ experience in retail and branch banking and had previously worked at both national and regional banking institutions as a Vice President and regional manager of retail banking and sales, including small business sales.

Leo R. Sagan, Jr., age 52, was appointed Chief Financial Officer and Treasurer of the Company and Westfield Bank effective December 31, 2008. Prior to his appointment, Mr. Sagan served as the Vice President and Controller of the Company and Westfield Bank since 2003, as Controller of the Company and Westfield Bank from 2002 to 2003 and as Assistant Treasurer of the Company and Westfield Bank from 1999 to 2002.

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CORPORATE GOVERNANCE

Board of Directors

The Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in our day-to-day operations. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are held on a monthly basis. Our directors also discuss business and other matters with the Chairman and the President, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board held 12 regular and 1 special meetings during the fiscal year ended December 31, 2014. Each incumbent director attended at least 75% of the total of (i) the meetings of the Board held during the period for which he has been a director and (ii) the meetings of the committee(s) on which that particular director served during such period.

It is our policy that all directors and nominees attend the Annual Meeting. At the 2014 annual meeting, all members then serving on the Board were in attendance, with the exception of Ms. Damon.

Board of Directors Independence

Rule 5605 of the NASDAQ Listing Rules requires that independent directors compose a majority of a listed company’s board of directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Rule 5605(a)(2) of the NASDAQ Listing Rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the NASDAQ Listing Rules, members of a compensation committee must also satisfy independence requirements set forth in Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2). Pursuant to Rule 10C-1 under the Exchange Act and NASDAQ Listing Rule 5605(d)(2), in affirmatively determining the independence of a member of a compensation committee of a listed company, the board of directors must consider all factors specifically relevant to determining whether that member has a relationship with the company which is material to that member’s ability to be independent from management in connection with the duties of a compensation committee member, including: (a) the source of compensation of such member, including any consulting, advisory or other compensatory fee paid by the company to such member; and (b) whether such member is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board consults with our legal counsel to ensure that their determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ Listing Rules, as in effect from time to time.

Consistent with these considerations, the Board has affirmatively determined that all of its directors, including the director nominees, satisfy general independence requirements under the NASDAQ Listing Rules, other than Mr. Hagan. In making this determination, the Board found that none of the directors, other than Mr. Hagan, had a material or other disqualifying relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each director, other than Mr. Hagan, is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. The Board determined that Mr. Hagan, our President and Chief Executive Officer, is not an independent director by virtue of his current employment with us. The Board also determined that each member of the Audit, Nominating and Corporate Governance and Compensation Committees satisfies the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable.

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Code of Ethics

We have adopted a Conflict of Interest Policy and Code of Conduct, which applies to all our employees and officers. We have also adopted a Code of Ethics for Senior Financial Officers, which applies to our principal executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions for us, and which requires compliance with the Conflict of Interest Policy and Code of Conduct. The Code of Ethics for Senior Financial Officers meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. The Code of Ethics for Senior Financial Officers is available to shareholders on our website at www.westfieldbank.com. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, by posting such information on its website at the internet address set forth above. We have not amended or granted any waivers of a provision of our Code of Ethics during 2014.

Committees of the Board of Directors

The Board has five committees: an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, and a Finance and Risk Management Committee (the “Finance Committee”). The following table provides membership and meeting information for the year ended December 31, 2014, for each committee:

Name	Executive Committee	Audit Committee		Nominating and Corporate Governance Committee		Compensation Committee		Finance and Risk Management Committee
Laura Benoit						X
David C. Colton, Jr.(1)	X			X	*			X
Donna J. Damon				X		X	*
James C. Hagan	X							X
Lisa G. McMahon				X
Steven G. Richter		X
Philip R. Smith		X						X
Charles E. Sullivan	X	X	*	X		X
Kevin M. Sweeney				X		X		X	*
Christos A. Tapases**		X						X
Donald A. Williams	X							X
Total meetings in 2014	40	7		3		8		9

__________________

*	Committee Chair

**	Financial Expert

(1)	Mr. Colton will retire from the Board and its committees effective as of the Annual Meeting. Ms. McMahon will assume the duties of the Nominating and Corporate Governance Committee chairperson upon Mr. Colton’s retirement.

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Below is a description of each committee of the Board.

Executive Committee

The Executive Committee exercises the powers of the Board between Board meetings. During 2014, the Executive Committee consisted of Messrs. Colton, Hagan, Sullivan and Williams.

Audit Committee

During 2014, the Audit Committee was chaired by Mr. Sullivan with Messrs. Richter, Smith, and Tapases as members. Robert T. Crowley was a member of the Audit Committee until his retirement from the Board at the 2014 Annual Meeting of Shareholders. Mr. Smith became a member of the Committee following the retirement of Mr. Crowley. The Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments.

The primary duties and responsibilities of the Audit Committee are to:

(1)	oversee and monitor the financial reporting process and internal controls system;

(2)	review and evaluate the audit performed by outside auditors and report any substantive issues found during the audit to the Board;

(3)	appoint, compensate and oversee the work of the independent auditors;

(4)	review and approve all transactions with affiliated parties; and

(5)	provide an open avenue of communication among the independent auditors, financial and senior management, the internal audit department and the Board.

The Board reviews the NASDAQ Listing Rules’ definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Exchange Act). The Board has also determined that Mr. Tapases qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. The Board has adopted a written charter for the Audit Committee that is available to shareholders on our website at www.westfieldbank.com.

Pre-approval of Services. The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for us by our independent registered public accounting firm, subject to the de minimis exception for non-audit services described below which are approved by the Audit Committee prior to completion of the audit.

The pre-approval requirement set forth above shall not be applicable with respect to non-audit services if:

(1)	the aggregate amount of all such services provided constitutes no more than 5% of the total amount of revenues paid by us to our auditor during the fiscal year in which the services are provided;

(2)	such services were not recognized by us at the time of the engagement to be non-audit services; and

(3)	such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee.

Delegation. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve activities under this subsection shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved 100% of the services performed by the independent registered public accounting firm pursuant to the policies outlined above.

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Audit Committee Report.(1)

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2014 with management and our independent registered public accounting firm, Wolf & Company, P.C. The Audit Committee has discussed with Wolf & Company the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has also received the written disclosures and the letter from Wolf & Company required by applicable requirements of the PCAOB regarding Wolf & Company’s communications with the Audit Committee concerning independence, and has discussed with Wolf & Company the firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Westfield Financial, Inc. Audit Committee Charles E. Sullivan, Chairperson Philip R. Smith Steven G. Richter Christos A. Tapases

 __________________

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

During 2014, the Nominating and Corporate Governance Committee was chaired by Mr. Colton with Messrs. Sullivan, Sweeney and Mses. Damon and McMahon as members. Robert T. Crowley, Jr. and Paul R. Pohl were members of the Nominating and Corporate Governance Committee until their retirement from the Board at the 2014 Annual Meeting of Shareholders. Mses. Damon and McMahon became members of the Nominating and Corporate Governance Committee following the retirement of Messrs. Crowley and Pohl. Ms. McMahon will assume the duties of Committee chairperson upon Mr. Colton’s retirement. Pursuant to the Nominating and Corporate Governance Committee’s charter, no director may serve on the Nominating and Corporate Governance Committee in any capacity in any year during which such director’s term as a director is scheduled to expire. Each member of the Nominating and Corporate Governance Committee is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act, and each is an independent director under the corporate governance standards of the NASDAQ Listing Rules. The Board has adopted a written charter for the Nominating and Corporate Governance Committee that is available to shareholders on our website at www.westfieldbank.com.

Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for:

—	identifying, reviewing and evaluating candidates to serve as directors (consistent with criteria approved by the Board);

—	reviewing director nominations by shareholders;

—	reviewing and evaluating incumbent directors;

—	recommending to the Board for selection candidates for election to the Board;

—	making recommendations to the Board regarding the membership of the committees of the Board; and

—	reviewing the Committee Charter and developing and implementing corporate governance guidelines.

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It is the policy of the Nominating and Corporate Governance Committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. When considering candidates for the Board, the Nominating and Corporate Governance Committee takes into account the candidate’s qualifications, experience and independence from management. Shareholder nominees, if any, would be analyzed by the Nominating and Corporate Governance Committee in the same manner as nominees that are identified by the Nominating and Corporate Governance Committee. We do not pay a fee to any third party to identify or evaluate nominees. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election. The Nominating and Corporate Governance Committee also has the authority to retain any search firm to assist in the identification of director candidates. However, the Nominating and Corporate Governance Committee has not retained any such search firm, and we do not pay a fee to any third party to identify or evaluate director candidates.

In accordance with our Bylaws, nominations of individuals for election to the Board at an annual meeting of shareholders may be made by any shareholder of record entitled to vote for the election of directors at such meeting who provides timely notice in writing to our Secretary at our principal executive office. To be timely, a shareholder’s notice must be delivered to or received by our Secretary not less than 120 calendar days in advance of the anniversary date of our proxy statement released to shareholders in connection with the previous year’s annual meeting of shareholders. Submissions must include the full name of the proposed nominee and include a detailed background of the suggested candidate, and a representation that the nominating shareholder is a beneficial or record holder of our common stock. If a nomination is not properly brought before the meeting in accordance with our Bylaws, the Chairman of the meeting may determine that the nomination was not properly brought before the meeting and shall not be considered. For additional information about our director nomination requirements, please see our Bylaws.

All nominees were nominated by the Nominating and Corporate Governance Committee. As of the date of this proxy statement, the Nominating and Corporate Governance Committee had not received any shareholder recommendations for nominees in accordance with our Bylaws in connection with the Annual Meeting.

Compensation Committee

During 2014, the Compensation Committee was chaired by Ms. Damon with Messrs. Sullivan, Sweeney and Ms. Benoit as members. Paul R. Pohl retired from the Compensation Committee at the Annual Meeting. Each member of the Compensation Committee is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act, each is an outside director as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and each is an independent director under the corporate governance standards of the NASDAQ Listing Rules and the independence requirements of Rule 10C-1 under the Exchange Act. As required by its charter, the Compensation Committee meets at least three times annually and with greater frequency if necessary. The Board has adopted a written charter for the Compensation Committee that is available to shareholders on our website at www.westfieldbank.com.

Pursuant to its charter, the Compensation Committee’s responsibilities include:

(1)	evaluating the performance of the Chief Executive Officer and other elected officers in light of approved performance and objectives;

(2)	making recommendations to the Board for, and setting the compensation of the Chief Executive Officer and other elected officers, based upon the evaluation of the performance of the Chief Executive Officer and the other elected officers, respectively; and

(3)	making recommendations to the Board with respect to profit sharing and equity-based compensation plans.

The Compensation Committee also reviews and discusses with management the “Compensation Discussion and Analysis” section of our proxy statements and considers whether to recommend to the full Board that it be included in our proxy statements and other filings.

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Compensation Decision-Making and Policy-Making. Our Bylaws require that our business and affairs be under the direction of the Board, which includes executive officer compensation. Executive compensation is set by the Board after recommendation of the Compensation Committee. As a company listed on NASDAQ, we must observe governance standards and listing requirements that require executive officer compensation decisions to be made by a majority of independent directors of our Board, by a committee of independent directors or in exceptional and limited circumstances, a compensation committee comprised of at least three members where only one member is not independent.

The Compensation Committee has been delegated authority from our Board to oversee executive compensation by approving salary increases for Vice Presidents and above and by reviewing general personnel matters such as staff performance evaluations for Vice Presidents and above. The Compensation Committee has established a compensation program and has a formal charter which was adopted in December of 2006 and amended in 2007 and advises senior management on the average salary increases for all employees under the compensation program. The compensation program consists of three components: (1) base salary; (2) profit sharing bonuses (short-term incentives); and (3) long-term incentives (e.g., omnibus equity grants, employment and change of control agreements, deferred compensation, and fringe benefits).

The Compensation Committee considers the expectations of the Chief Executive Officer with respect to his own compensation and his recommendations with respect to the compensation of more junior executive officers, as well as empirical data and the recommendations of advisors both internal and external. Compensation decisions made by the Compensation Committee are reported by the Compensation Committee’s Chairperson to the Board, which approves, disapproves or amends the Compensation Committee’s action. The Compensation Committee does not delegate its duties to others. The Compensation Committee also confirms and approves the Summary Compensation Tables included in this proxy statement in accordance with the rules and regulations of the SEC.

In addition, pursuant to its charter, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For additional information, see “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks. None of the members of our Compensation Committee has ever been an officer or employee of ours. None of our executive officers served as a member of another entity’s board of directors or as a member of another entity’s compensation committee (or other board committee performing equivalent functions) during 2014, which entity had an executive officer serving on our Board or as a member of our Compensation Committee. There are no interlocking relationships between us and other entities that might affect the determination of the compensation of our executive officers.

Compensation Committee Report.(1)

The Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the year-ended December 31, 2014 and this proxy statement.

Westfield Financial, Inc. Compensation Committee Donna J. Damon, Chairperson Laura Benoit Charles E. Sullivan Kevin M. Sweeney

__________________

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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Finance and Risk Management Committee

The Finance Committee is a standing committee of the Board and was formed in January 2014. The Finance Committee is composed of six directors: Messrs. Colton, Hagan, Smith, Sweeney, Tapases and Williams, with Mr. Sweeney serving as Chairperson. The Finance Committee meets as often as necessary but meets at least quarterly. The Board has adopted a written charter for the Finance Committee that is available to shareholders on our website at www.westfieldbank.com.

Pursuant to its charter, the purpose of the Finance Committee is to assist the Board and the Executive Committee of the Board in fulfilling their responsibility with respect to the oversight of the Company’s (1) enterprise risk management and financial framework, including all risks associated therewith, and (2) policies and practices relating to financial matters, including but not limited to, capital, liquidity and financing, as well as to merger, acquisition and divestiture activity. The Finance Committee reports to the Board regarding the Company’s risk profile, as well as its enterprise risk management framework, including the significant policies and practices employed to manage such risks, as well as the overall adequacy of the enterprise risk management function. The Finance Committee also will, as directed by the Executive Committee or the Board, review financial strategic planning, corporate financial statements, projects or initiatives.

Shareholder Communications with our Board of Directors

Shareholders may contact our Board by contacting Gerald P. Ciejka, Secretary, at Westfield Financial, Inc., 141 Elm Street, Westfield, Massachusetts 01085 or at (413) 568-1911. All communications will be forwarded directly to the Board.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

The Board does not have a formal policy on separating the roles of Chairman of the Board and Chief Executive Officer and, if separate, whether the Chairman of the Board should be a non-employee director or an employee. The Board believes that no single, one-size fits all, board leadership model is universally or permanently appropriate. The Board prefers to retain the flexibility to structure its leadership from time to time in any manner that is in the best interests of the Company and its shareholders.

The positions of our Chairman of the Board and Chief Executive Officer are currently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort and energy that our Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board’s oversight responsibilities continue to grow. The Board also believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board. The Board recognizes that depending on the circumstances, other leadership models, such as combining the role of Chairman of the Board with the role of Chief Executive Officer, might be appropriate. Accordingly, our Board may periodically review its leadership structure.

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Board’s Role in Risk Oversight

The Board is responsible for consideration and oversight of risks facing us, and is responsible for ensuring that material risks are identified and managed appropriately. The current reporting structure emphasizes central oversight of risk and timely and accurate reporting of information from each business unit to the Board each month. This is accomplished through monthly and quarterly reports given to the Board by senior management and the approval of our policies and procedures.

The Board receives semi-annual reports from the chairperson of the Enterprise Risk Management Committee under our Risk Management Program. The following items are reviewed under the program: interest rate risk, credit risk, market valuation risk, capital risk, liquidity risk, transaction risk, occurrence risk, reputation risk and compliance risk, and beginning in 2014, the Finance Committee as well as the Board continue to receive reports from management’s Enterprise Risk Management Committee (the “ERM Committee”) on a quarterly basis. The ERM Committee in conjunction with each department manager is responsible for addressing and updating the risk areas for which they are responsible. The risk is assigned a risk rating of low, medium and high based on specific factors affecting each area and will also be addressed and rated in an electronic risk rating system, which is in the process of being integrated by the ERM Committee. Previous risk classifications are subsequently updated and any changes in ratings are explained in detail to the Board. All such changes are reviewed and approved by the Board.

In addition to the semi-annual Risk Management Report and the quarterly ERM Committee reports, the Board receives extensive financial reports on a monthly basis, including reports on financial performance, securities transactions, loan delinquency and impaired loan reports. The Audit Committee provides quarterly updates to the Board relating to our internal and external audit functions, including all annual reviews undertaken by Westfield Bank’s primary regulator, the Office of the Comptroller of the Currency. All Policies and procedures affecting the risk factors listed above are reviewed and approved by the Board on a monthly, quarterly and annual basis as the case may be.

We believe that through our current reporting structure, the Board maintains strong and effective oversight of all risk factors affecting us. This oversight is maintained through active involvement by members of the Board on its various committees, including the Executive Committee and the Finance Committee which, pursuant to our Bylaws, has the ability to exercise the powers of the Board between Board meetings, and through the Board’s monthly meetings. Recommendations of the Board at these meetings are then implemented by senior management and the results are subsequently reported to the Board. Active involvement by all Board members has been vital to the effective oversight of all risk factors affecting us. Involvement by all members on the Board on various committees, with elected chairpersons for each committee, insures that diverse leadership exists throughout the Board and prevents the centralization of control within one or a group of individuals.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We believe that our executive compensation program is aligned with the interests of shareholders based on the Company’s 2014 performance and serves to reward and retain our executives. The following are highlights of the Company’s performance in 2014:

—	Total loans increased $87.3 million, or 13.7%, to $724.7 million at December 31, 2014 compared to $637.4 million at December 31, 2013 and securities declined $45.0 million, or 8.1%, to $508.8 million at December 31, 2014, compared to $553.8 million at December 31, 2013, in order to fund that loan growth.

—	Net interest and dividend income increased $327,000 to $31.1 million for the year ended December 31, 2014, compared to $30.7 million for the year ended December 31, 2013 primarily due to a $367,000 decrease in interest expense from the comparable 2013 period.

—	Noninterest expense decreased $733,000 to $25.9 million at December 31, 2014, compared to $26.6 million at December 31, 2013. The decrease in noninterest expense for the year ended December 31, 2014 was primarily due to a decrease in salaries and benefits of $749,000 resulting from a decrease in employee benefits costs and share-based compensation expense.

—	The efficiency ratio, excluding non-core items, was 73.6% and 76.8% for the years ended December 31, 2014 and 2013, respectively.

—	C&I and CRE loans grew by 11% or $44.1 million.

In addition, the Compensation Committee made significant changes to its executive compensation program in order to incorporate a stronger pay-for-performance alignment by rewarding our executives in light of the performance achieved and value delivered to the shareholders. It is the Committee’s goal going forward to ensure that a significant amount of executive compensation is tied to variable/performance-based pay, both short and long-term. In 2013, Westfield engaged Pearl Meyer & Partners (“PM&P” or the “Consultant”), to review its executive compensation program and the results of the study found that although base salaries were generally competitive, the profit-sharing bonuses and lack of equity compensation contributed to total direct compensation (cash + equity) falling below market. In addition, the study highlighted that the executive pay program did not incorporate as much variable pay as peers. In 2014, Westfield engaged PM&P to design a formal, short-term incentive program that utilizes a balanced portfolio of performance metrics that reward for corporate and individual success. As discussed below in further detail, this program replaces the existing profit sharing bonus with a plan specifically tied to shareholder-based performance metrics.

It is the Committee’s goal in 2015 to develop a formal equity-based long-term incentive plan once again incorporating shareholder-based metrics to further align equity-based incentives with those of our shareholders. This plan will derive from the 2014 Omnibus Incentive Plan (the “2014 Omnibus Plan”) which was approved by our shareholders in 2014.

Role of the Compensation Committee, Management and Compensation Consultant

Role of the Compensation Committee. The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. The Committee oversees the development and implementation of the total compensation program for Westfield’s Named Executive Officers.

The Compensation Committee has the responsibility for establishing, implementing and continually monitoring adherence with our Executive Compensation Philosophy. The Committee ensures that the total compensation paid to executives is fair, reasonable, and performance-based while aligning with shareholder interests.

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Details on the Committee’s functions are more fully described in its charter, which has been approved by the Board of Directors and is available on our website. To fulfill its charter and responsibilities, the Committee met throughout the year, meeting eight times in 2014, and also may take action by written consent. The Chair of the Committee regularly reports on Committee actions at meetings of the Company’s Board which actions are reviewed and approved by the Board.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. In addition to reviewing competitive market values, the Committee examines the total compensation mix, pay-for-performance relationship, and how all elements, in aggregate comprise the executive’s total compensation package. The Committee also reviews the employment contract with the Chief Executive Officer, Chief Financial Officer, Executive Vice President and General Counsel and the Change in Control agreements or any severance agreement with other senior officers. The Compensation Committee and Management consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making changes to the plans.

The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Chief Executive Officer’s compensation, including base salary, incentives and equity grants based on this review. Input and data from management and outside consultants and advisors are provided as a matter of practice and as requested by the Committee to provide external reference and perspective. While the Chief Executive Officer makes recommendations on other Named Executive Officers, the Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Compensation Committee reviews its decisions with the full Board of Directors and obtains its approval on all actions.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resource, accounting or other advisors or consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to, and meets periodically with, the compensation consultant independently of management.

Role of the Compensation Consultant. In 2014, the Committee retained the services of PM&P to serve as the Committee’s independent advisor. PM&P assisted the Committee with the following activities in 2014: short-term incentive plan design, Board of Directors compensation review, and development of long-term incentive strategy and other miscellaneous requests of the Committee.

The Consultants reported directly to the Committee and carried out their responsibilities to the Committee in coordination with the Company’s Human Resources Department, as requested by the Committee. The Committee Chair has regular contact with the Consultant outside formal Committee meetings, as appropriate. The Committee has reviewed PM&P services and determined that the Consultant is independent with respect to SEC standards as well as Company policy.

Role of Management. The Company’s management provides information and input, as requested by the Committee to facilitate decisions related to executive compensation. Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Committee. The Committee occasionally requests members of management to be present at meetings where executive compensation and Company or individual performances are discussed and evaluated. Executives are free to provide insight, suggestions or recommendations regarding executive compensation. However, only Committee members are allowed to vote on decisions regarding executive compensation.

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Compensation Philosophy and Overall Program Objectives

We strive to attract, retain and motivate qualified executives crucial to our success. Our approach is to compensate executives commensurate with their experience, expertise and performance and to be competitive with the other comparative financial companies of similar size, complexities and business. In addition, our compensation programs have been designed and implemented to reward executives for sustained financial and operating performance and to encourage such executives to remain with us for an extended period of time. We ensure that our compensation programs are designed to:

—	Motivate and reward executives for achievements tied to our business strategy;

—	retain and recruit executive talent;

—	create sustained financial strength and long-term shareholder value; and

—	provide a balanced approach that rewards our executives for both short-term and long-term performance results and appropriate risk taking.

We seek to achieve these objectives by providing executives the following elements of pay:

—	Base salary

—	Annual bonus / incentives

—	Long-term incentives (equity)

—	Retirement and Other Benefits

—	Perquisites

—	Employment and change-in-control agreements

We focus on both current and future compensation and combine both of these elements in a manner that we believe optimizes the executive’s contribution to the Company in a risk appropriate manner.

Inputs into Decision Making Process

We use market data from comparative financial companies of similar size, complexities and business as one factor in making compensation decisions, along with individual contribution and performance, importance of role and responsibilities, as well as leadership and growth potential as additional factors. We also rely upon our judgment and the judgment of compensation professionals in making compensation decisions to insure that the strategic, financial, leadership and shareholder value creation objectives are met.

Use of Outside Advisors and Survey Data. The Compensation Committee has employed an outside compensation consultant, Pearl Meyer & Partners, Boston, Massachusetts (“PM&P”), to assist in the evaluation of the compensation of our Chief Executive Officer and other selected officers for 2014. The Compensation Committee instructed the consultant to develop market comparisons and recommendations regarding the compensation of such officers. In 2014, PM&P provided recommendations regarding the levels of compensation of such officers relative to our industry peers. The Compensation Committee took into account the recommendations of PM&P and utilized information, including peer data, regarding the compensation of our officers provided by the consultant in evaluating, recommending and determining compensation levels. PM&P were paid $43,631for compensation related services in 2014 and the Compensation Committee has determined that PM&P is independent and does not have any conflict of interest in providing advice to the Compensation Committee. The Compensation Committee uses its own criteria coupled with empirical data to establish the Chief Executive Officer’s base salary. This process is repeated for determining fair compensation for all members of the Board and its committees. The Compensation Committee maintains the authority to approve fees and other retention terms with respect to the compensation consultant. No compensation consultant provides us with any additional services beyond annual executive and employee salary-based compensation services.

The Compensation Committee reviews the Company peer group on an annual basis and updates the peer group as appropriate to ensure that the peer group continues to consist of financial institutions with business models and demographics similar to the Company. The Compensation Committee looked at the compensation practices of the following financial institutions when making its compensation decision for the 2014 named executive officers. These institutions range in asset size between approximately $600 million to $2.5 billion:

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New Hampshire Thrift Bancshares, Inc.
Camden National Corp.
Arrow Financial Corp. ESB Financial Corp.
United Financial Bancorp, Inc.
Enterprise Bancorp, Inc. CNB Financial Corp.
Merchants Bancshares, Inc.
ESSA Bancorp, Inc.
First Bancorp, Inc.,
Bar Harbor Bankshares
Hingham Institution for Savings
Citizens & Northern Corporation
Orrstown Financial Services, Inc.
Codorus Valley Bancorp, Inc.
ACNB Corporation
AmeriServ Financial, Inc.
Penns Wood Bancorp
Evans Bancorp, Inc.
Northeast Bancorp

In making decisions with respect to any element of a named executive officer’s compensation, the Compensation Committee considers annually the total compensation that may be awarded to the officer, including salary and long-term and short-term incentive compensation. In addition, in reviewing and approving employment agreements for named executive officers, the Compensation Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Compensation Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered. The Compensation Committee is provided, prior to the end of each fiscal year, a compensation schedule for each named executive officer, containing the amount of all forms of compensation. This schedule is used as a tool by the Compensation Committee when considering the total compensation of each named executive officer.

The following officers are our named executive officers for 2014:

—	James C. Hagan, President and Chief Executive Officer;

—	Leo R. Sagan, Jr., Senior Vice President, Chief Financial Officer and Treasurer;

—	Allen J. Miles, III, Executive Vice President and Chief Lending Officer;

—	Gerald P. Ciejka, Senior Vice President, General Counsel and Human Resource Director; and

—	Louis O. Gorman, Senior Vice President, Credit Administration and Chief Credit Officer

Effect of 2014 Advisory Vote on NEO Compensation. At our annual meeting of shareholders held on May 15, 2014, we held an advisory vote on executive compensation. Although the vote was non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote when determining compensation policies and setting named executive officer compensation. Approximately 51% of the shares of our common stock that were voted on the proposal were voted for the approval of the compensation of the named executive officers as disclosed in our 2014 proxy statement. Historically, our advisory vote on compensation has received an average of 95% approval.

The Compensation Committee believes that the low approval percentage of the 2014 advisory vote was based on the Company’s tender offer of underwater stock options which occurred in August, 2013. The tender offer of such options was conducted in 2013 in order to terminate the Company’s existing legacy-based 2007 Stock Option Plan, in order to adopt a new omnibus long-term incentive plan. The Company believed that the elimination of the legacy-based plan and the adoption of the new long-term plan were in the best interests of the Company’s shareholders since it would enable the Company to incorporate more performance-based compensation into the executives’ mix of pay through the use of additional equity vehicles. In addition, we believed that such tender offer was beneficial to shareholders because the completion of this tender offer eliminated the dilutive effect of approximately 1.6 million options (or approximately 8% of outstanding shares at that point in time).

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As result of the 2014 advisory vote on executive pay, the Compensation Committee and the Board of Directors will not in the future approve the tender offer of underwater options without the consent of the shareholders. Additionally, the 2014 Omnibus Plan which was approved by shareholders contains a prohibition against such action.

During 2014, the Committee worked with PM&P to develop a performance-based, short-term incentive plan which will replace the annual profit-sharing bonus plan in 2015 and also began developing a formal long-term incentive strategy with the goal of incorporating more performance-based compensation into the executive pay program. We believe these new performance-based incentive programs will more closely align the interests of management with those of shareholders. The Compensation Committee will continue to consider the outcome of our say-on-pay proposal, regulatory changes and emerging best practices when making future recommendations regarding compensation for our executives.

Elements of Pay and 2014 Decisions

Similar to prior years, the compensation paid to our named executive officers during 2014 consisted of the following three primary components:

—	Base salary – We provide a fixed base salary to our executives to provide for a level of compensation that is assured;

—	Annual profit sharing bonuses – We provide, when warranted, annual cash bonuses to our executives based on our performance and profitability which was paid in 2014 but will be replaced in 2015 with a performance-based short-term incentive plan described below; and

—	Long-term incentive awards – We historically provided long-term incentive awards to our executives, comprised of time-vested restricted stock grants and stock options, which were intended to reward them for prior service and motivate them to stay with us and build long-term shareholder value. This program will be replaced in 2015 with a performance-based long-term incentive program which we believe will assist in creating long term shareholder value.

Base Salaries and Annual Bonuses. The minimum salaries for Mr. Hagan, Mr. Sagan, Mr. Ciejka and Mr. Miles were determined by employment agreements and any increase over these minimums, and the salaries of the other executive officers, are determined by the Compensation Committee based on a variety of factors, including:

—	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at other financial institutions;

—	the expertise of the individual executive and (except for their own compensation) the recommendations of the Chief Executive Officer, Executive Vice President, Chief Financial Officer and General Counsel; and

—	the alignment of the interests of executives with those of the shareholders.

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Where not specified by contract, salaries are generally reviewed annually and are designed to reward annual achievements and are to be commensurate with the executive’s responsibilities, leadership abilities and management expertise and effectiveness. In addition, the Compensation Committee considers our financial and market performance and the creation of long-term shareholder value in determining salaries.

As in prior years, the compensation program provided for an annual cash bonus (profit-sharing) based on our performance and profitability as compared to our operating budget, which was prepared by management and approved by the Board at the beginning of the fiscal year. Based on the degree of success, cash bonus percentage of base salary is designated by the Compensation Committee at the end of the fiscal year and applied it to each executive officer, as well as all other employees, on a uniform basis. For 2014 performance, a bonus of 6% of base salary was paid to our named executive officers, with the exception of Mr. Miles who received a bonus of 10% of base salary.

Long-Term Incentives. The long-term incentive program provides a periodic award that is both performance and retention based in that it is designed to recognize the executive’s responsibilities, reward demonstrated performance and leadership and to retain such executives. The objective of the program is to align compensation for the named executive officers over a multi-year period directly with the interests of our shareholders by motivating and rewarding creation and preservation of long-term financial strength, shareholder value and relative shareholder return. The level of long-term incentive compensation is determined based on an evaluation of competitive market factors in conjunction with total compensation provided to the named executive officers and the goals of the compensation program. Our long-term incentive compensation in the past has taken the form of a combination of restricted stock grants and option rewards. In 2014, the Company proposed and the shareholders accepted the 2014 Plan in order to replace the 2007 Recognition and Retention Plan (the “2007 R&R Plan”) and the 2007 Stock Option Plan (the “2007 Option Plan”). Based on shareholder approval of the 2014 Plan, the 2007 R&R Plan and the 2007 Stock Option Plan were frozen and no additional awards have been or will be granted thereunder.

It is the policy and part of the Compensation Committee’s charter that neither the Compensation Committee, nor any member of our management, shall backdate an equity grant under our long-term incentive program or manipulate the timing of a public release of material information with the intent of benefiting a grantee under an equity award. Accordingly, scheduling decisions concerning equity grants are made without regard to anticipated earnings or major announcements. In furtherance of this policy the Compensation Committee, in order to ensure the integrity of awards granted under its long-term incentive program, has designated the June Board meeting as the annual grant date for such awards. Grants made outside of this annual grant date must be approved in writing by our Chief Executive Officer and must be presented and approved at the subsequent Board meeting and will be deemed granted on the first business day following approval by our Board.

Restricted Stock and Stock Options. The Compensation Committee did not grant any long-term incentive awards to any named executive officer during 2014. Under the 2014 Omnibus Plan restricted stock and stock options granted as long-term incentive compensation to the named executive officers vest over a period of three to five years and are conditioned on continued employment and will have the same recoupment provisions as contained in the short-term incentive plan discussed above. Stock options, under such plan have exercise prices of not less than fair market value of our stock on the date of grant. The charter of the Compensation Committee prohibits the Compensation Committee from granting an award with a price or value less than the fair market value of our stock on a day other than the grant date of such award. We prohibit the repricing of stock options. The Compensation Committee has never granted stock options with exercise prices below the market price of our stock on the date of grant and has never reduced the exercise price of stock options except to reflect the exchange value in connection with the second-step conversion closed on January 3, 2007.

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Short-Term Incentive Plan. The Compensation Committee in 2014 approved a performance-based short-term incentive plan for executive and senior management and selected employees. A major element of our compensation philosophy is to make sure annual cash incentives are linked to the achievement of measureable corporate and individual performance. Our performance-based short-term incentives plan (the “STI Plan”) provides us with a vehicle to reward participants for superior company and individual performance. During 2015, each named executive officer, senior management and selected employees will be eligible to participate in the STI plan.

Performance Measures. The Compensation Committee, with assistance from the Committee’s executive compensation consultant, established and approved the Company performance metrics within the incentive plan. The Company performance measures for 2015 are (1) earnings per share and (2) efficiency ratio. Each performance measure was assigned a separate weighting. Earnings per share received a weighting of 40% with efficiency ratio receiving a weighting of 35%. Individual performance will receive a weighting of 25%. No awards are paid for performance below threshold for a particular performance measure but will be paid out for other performance measures provided threshold performance is obtained. Actual payouts for each goal are based upon final performance between threshold and stretch levels. Actual payouts for each performance goal are pro-rated for any level of performance between threshold and stretch using interpolation to reward incremental improvement. The Compensation Committee has the discretion to adjust any payouts to reflect the business environment and market conditions.

Incentive Opportunities. Each participant will have a target award (expressed as a percentage of earned base salary during the fiscal year) and range that defines the incentive opportunity. The CEO’s target is 10% of base salary and the other executive and senior officers’ target is 7.5% of base salary. Actual awards will vary based on performance and range from 0% of target (not achieving minimal performance for a goal) to 150% of target for exceptional performance. The Compensation Committee maintains the discretion to modify, decrease or increase or eliminate the award based on positive or negative performance of the Company or individual.

Clawback. Under the STI Plan, if the Board or an appropriate Board committee has determined that any fraud or intentional misconduct by one or more executive officers caused, directly or indirectly, the Company to restate its financial statements, the Board or committee may require reimbursement of any bonus or incentive compensation awarded to such officers and/or effect the cancellation of awards. This policy operates in addition to any (a) recoupment provisions contained in the terms of other compensation awards or programs, and (b) recoupment requirements imposed under applicable laws.

Periodic Review. We do not believe that our compensation policies and practices for our employees are reasonably likely to have an adverse effect on us. The Compensation Committee has previously and will continue to review annually both the short-term bonus program and the long-term incentive program to ensure that their respective key elements continue to meet objectives described above and to determine that such programs do not have a material adverse effect on the Company.

Other Benefits

Benefit Restoration. We have established our Benefit Restoration Plan in order to provide restorative payments of executives who are prevented from receiving full benefits contemplated by our employee stock ownership plan’s benefit formula as well as the 401(k) plan’s benefit formula. Such plan is used to retain and reward the executive officers for their demonstrated performance and leadership abilities. The restorative payments consist of payments in lieu of shares and making contributions under the 401(k) plan that cannot be allocated to participants due to legal limitations imposed on tax-qualified plans. Currently, only the Chief Executive Officer is a participant in the plan. The Compensation Committee considers the remuneration received under this plan when annually determining the executives’ total compensation.

Benefits and Perquisites. The Compensation Committee supports providing benefits and perquisites to the named executive officers that are substantially the same as those offered to officers of comparative financial institutions which we believe are reasonable, competitive and consistent with our overall compensation program. In addition, we may also make available to certain named executive officers the use of a Company automobile, as was the case in 2014 for the Chief Executive Officer, the Executive Vice President, the Chief Financial Officer, the Chief Investment Officer and the General Counsel.

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Employment Agreements and Change of Control Agreements. The Compensation Committee believes that our continued success depends, to a significant degree, on the skills and competence of certain senior officers. The employment agreements are intended to ensure that we continue to maintain and retain experienced senior management.

We currently have employment agreements with our Chief Executive Officer, Mr. Hagan, our Chief Financial Officer, Mr. Sagan, our Executive Vice President, Mr. Miles, and our General Counsel, Mr. Ciejka, in order to retain such executives. The employment agreement of Messrs. Hagan, Ciejka, Miles and Sagan, provide for an initial three-year term subject to separate one-year extensions as approved by the Board at the end of each applicable fiscal year, with minimum annual salaries, discretionary cash bonuses and other fringe benefits. The agreements also include protection for the executives if we experience a change in ownership or control. If such a change in control occurs, a portion of the severance payments might constitute an “excess parachute payment” under current federal tax laws. Messrs. Hagan, Ciejka, Miles and Sagan’s employment agreements do not provide for tax indemnity.

We have entered into one-year change of control agreements with Mr. Gorman, our Senior Vice President – Credit Administration and Chief Credit Officer, and two other senior officers. The purpose of these agreements are to prevent executives from leaving to pursue other employment out of concern for the security of their jobs or being unable to concentrate on their duties and responsibilities. In order to enable executives to focus on the best interests of the shareholders, we have offered these agreements to these selective senior officers. The term of these agreements is perpetual until we give notice of non-extension, at which time the term is fixed for one year. Generally, we may terminate the employment of any officer covered under these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if we sign a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, we cannot terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for one additional year. We would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the Board, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 25 miles from our principal office on the day before the change of control and over 25 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days.

These agreements also provide uninsured death and disability benefits. If we experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of our assets as contemplated by Section 280G of the Code a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by us for federal income tax purposes. The changes of control agreements do not provide a tax indemnity.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our named executive officers for service during each of the last three completed fiscal years, as applicable:

Name and Principal Positions	Year	Salary(1) ($)	Bonus(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation (3) ($)	Total ($)
James C. Hagan	2014	386,634	22,339	49,829	37,124	495,926
President and Chief Executive	2013	361,470	10,844	41,293	35,498	449,105
Officer	2012	350,942	21,056	48,414	44,666	465,078

Leo R. Sagan, Jr.	2014	194,529	11,239	34,709	19,522	259,999
Senior Vice President, Chief	2013	181,868	5,456	25,291	18,244	230,859
Financial Officer and Treasurer	2012	176,571	10,594	31,345	22,901	241,411

Allen J. Miles, III	2014	240,809	23,189	31,634	23,775	319,407
Executive Vice President and	2013	225,136	6,754	27,198	22,524	281,612
Chief Lending Officer	2012	218,578	13,115	29,213	28,181	289,087

Gerald P. Ciejka	2014	194,529	11,239	29,072	19,622	254,462
Senior Vice President and General	2013	181,868	5,456	22,861	18,336	228,521
Counsel	2012	176,571	10,594	21,055	22,301	230,521

Louis O. Gorman	2014	167,033	9,651	31,428	17,291	225,403
Senior Vice President, Credit	2013	156,162	4,685	28,319	16,609	205,775
Administration	2012	151,613	9,097	28,938	18,866	208,514

_________________

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year.

(2)	Amounts in this column represent the increase (if any) for each respective year in the present value of the individual’s accrued benefit (whether not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with FASB ASC Topic 715, Retirement Benefits, as of the plan’s measurement date in such year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year.

(3)	Amounts in this column are set forth in the table below and include life insurance premiums, 401(k) matching contributions, ESOP contributions, dividends on unvested restricted stock and contributions under the Benefit Restoration Plan. The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. In addition, we provide certain non-cash perquisites and personal benefits to each named executive officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

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	Life Insurance Premiums ($)	401(k) Matching Contributions ($)	ESOP Contributions ($)	Dividends on Unvested Restricted Stock ($)	Contributions under the Benefit Restoration Plan ($)	Total ($)
James C. Hagan	1,666	6,918	16,231	—	12,309	37,124
Leo R. Sagan, Jr.	1,542	5,836	12,144	—	—	19,522
Allen J. Miles, III	1,613	7,129	15,033	—	—	23,775
Gerald P. Ciejka	1,642	5,836	12,144	—	—	19,622
Louis O. Gorman	1,565	5,011	10,427	288	—	17,291

Grants of Plan-Based Awards

No grants of plan-based awards were made during 2014.

Outstanding Equity Awards at Year-End

There were no outstanding stock awards or stock options held by named executive officers as of December 31, 2014.

Option Exercises and Stock Vested

The following table sets forth the stock awards that vested for the named executive officers during the last fiscal year. There were no stock option awards exercised by any named executive officer during the last fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting ($)	Value Realized on Vesting(1) ($)
Louis O. Gorman	1,600	11,232

__________________

(1)	The figure shown includes the amount realized during the fiscal year upon the vesting of restricted stock, based on the closing sales price for a share of our common stock on the vesting date. Unvested restricted stock may not be transferred for value.

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Pension Benefits

Pension Plan. Westfield Bank maintains a pension plan for its eligible employees. Generally, employees of Westfield Bank begin participation in the pension plan once they reach age 21 and complete 1,000 hours of service in a consecutive 12-month period. Participants in the pension plan become vested in their accrued benefit under the pension plan upon the earlier of: (1) the attainment of their “normal retirement age” (as described in the pension plan) while employed at Westfield Bank; (2) the completion of five vesting years of service with Westfield Bank; or (3) the death or disability of the participant. Participants are generally credited with a vesting year of service for each year in which they complete at least 1,000 hours of service. A participant’s normal benefit under the pension plan equals the sum of (i) 1.25% of the participant’s average compensation (generally defined as the average taxable compensation for the three consecutive limitation years that produce the highest average) by the number of years of service the participant has under the plan up to 25 years of service, plus (ii) 0.6% of the excess of the participant’s average compensation over the participant’s covered compensation (the social security taxable wage base for the 35 years ending in the year the participant becomes eligible for non-reduced social security benefits) for each year of service under the plan up to 25 years of service. Participants may retire at or after age 65 and receive their full benefit under the plan. Participants may also retire early at age 62 or at age 55 with ten years of service or at age 50 with 15 years of service under the plan and receive a reduced retirement benefit. Pension benefits are payable in equal monthly installments for life, or for married persons, as a joint survivor annuity over the lives of the participant and spouse. Participants may also elect a lump sum payment with the consent of their spouse. If a participant dies while employed by Westfield Bank, a death benefit will be payable to either his or her spouse or estate, or named beneficiary, equal to the entire amount of the participant’s accrued benefit in the plan.

The following table sets forth information regarding pension benefits accrued by the named executive officers during the last fiscal year.

Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
James C. Hagan	Pension Plan for Employees	20.33	404,022	—
Leo R. Sagan, Jr.	Pension Plan for Employees	28.58	318,101	—
Allen J. Miles, III	Pension Plan for Employees	16.33	250,263	—
Gerald P. Ciejka	Pension Plan for Employees	9.83	147,923	—
Louis O. Gorman	Pension Plan for Employees	14.33	185,324	—

  _________________

(1)	The figures shown are determined as of the plan’s measurement date during 2014 under FASB ASC Topic 715, Retirement Benefits, for purposes of our audited financial statements. For the discount rate and other assumptions used for this purpose, please refer to Note 9 in the Notes to Consolidated Financial Statements attached to the Annual Report on Form 10-K for the year ended December 31, 2014.

Nonqualified Deferred Compensation

Benefit Restoration Plan. We have also established the Benefit Restoration Plan in order to provide restorative payments to executives who are prevented from receiving the full benefits contemplated by the employee stock ownership plan’s benefit formula as well as the 401(k) plan’s benefit formula. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants under the employee stock ownership plan due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the employee stock ownership plan’s loans, payments in lieu of the shares that would have been allocated if employment had continued through the full term of the loans. The restorative payments also consist of amounts unable to be provided under the 401(k) plan due to certain legal limitations imposed on tax-qualified plans.

The following table sets forth information regarding nonqualified deferred compensation earned by our named executive officers during the last fiscal year under the Benefit Restoration Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James C. Hagan	—	12,309	—	—	65,969

________________

(1)	Registrant contributions are included under the caption “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

(2)	Earnings did not accrue at above-market or preferential rates and are not reflected in the Summary Compensation Table.

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Termination and Change in Control Benefits

As discussed under “Compensation Discussion and Analysis - Employment Agreements and Change in Control Agreements” above, as of December 31, 2014, we had employment agreements with Messrs. Hagan, Sagan, Miles and Ciejka and a change in control agreement with Mr. Gorman and two other senior officers of the Company. We have summarized and quantified the estimated payments under the agreements with the named executive officers, assuming a termination event occurred on December 31, 2014, below.

	James C. Hagan ($)	Leo R. Sagan, Jr. ($)	Allen J. Miles, III ($)	Gerald P. Ciejka ($)	Louis O. Gorman ($)
Retirement(1)	—	—	—	—	—

Disability
Salary Continuation(2)	190,669	95,932	118,755	95,932	—

Discharge Without Cause or Resignation With Good Reason – No Change in Control
Lump Sum Cash Payment(3)	1,375,770	720,808	858,263	704,011	—
Health Insurance(4)	39,042	37,515	38,355	37,383	—

Discharge Without Cause or Resignation With Good Reason – Change in Control–Related
Lump Sum Cash Payment(3)	1,375,770	720,808	858,263	704,011	176,357
Health Insurance(4)	39,042	37,515	38,355	37,383	12,446
Increased ESOP Benefit(5)	—	—	—	—	—

Change in Control – No Termination of Employment
Increased ESOP Benefit(5)	—	—	—	—	—

__________________

(1)	There are no additional benefits paid upon retirement pursuant to the employment agreements or change of control agreements in effect at December 31, 2014.

(2)	The employment agreements in effect for Messrs. Hagan, Sagan, Miles and Ciejka provide for salary continuation payments following termination due to disability for the remaining contract term or until group long-term disability benefits begin. The figures shown assume payment of full salary for 180 days, equal to the waiting period for benefits under our group long-term disability program, without discount for present value.

(3)	The employment agreements in effect for Messrs. Hagan, Sagan, Miles and Ciejka provide for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives (based on the prior three-years’ cash incentives, as a percentage of salary), and additional qualified and non-qualified defined benefit and defined contribution plan benefits that would be earned during the remaining contract term. The figure shown reflects an assumed remaining contract term of three years and a discount rate of 0.34%. Similarly, individuals with change of control contracts are paid lump sum cash severance equal to salary and bonus that would be payable for a one year period.

(4)	The employment agreements in effect for Messrs. Hagan, Sagan, Miles and Ciejka provide for continued health, life and other insurance benefits for the remaining contract term, with an offset for benefits provided by a subsequent employer. The change of control agreements with Mr. Gorman and other officers also provide continued health, life and other insurance benefits for a maximum period of one year. The figure shown represents the present value of continued insurance benefits for a fixed period of three years for Messrs. Hagan, Sagan, Miles and Ciejka and for one year for Mr. Gorman and assumes no offset for benefits provided by a subsequent employer, calculated on the basis of the assumptions used by us in measuring our liability for retiree benefits other than pensions for financial statement purposes under FASB ASC Topic 715.

(5)	Our tax-qualified employee stock ownership plan provides that, in the event of a change in control, a portion of the proceeds from the sale of shares of our common stock held in a suspense account for future allocation to employees would be applied to repay the outstanding balance on the loan used to purchase the unallocated shares. Any remaining unallocated shares (or the proceeds from their sale) would be distributed on a pro-rata basis among the accounts of plan participants. The figures shown reflect the value of such allocation, if any.

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Director Compensation

Review. In 2014, the Company engaged PM&P to review the Board of Director’s compensation program and the results of the study found that although the monthly board fees were comparable to the peers, certain committee fees and fees for the chairperson were not comparable to peer institutions.

Meeting Fees. Directors’ compensation is recommended to the Board by the Compensation Committee after consultation with our outside compensation consultant who reviews compensation of directors at similar peer institutions. In developing its recommendations, the Compensation Committee considers whether such directors are fairly paid for the work required in a company of our size and scope and whether such compensation aligns the directors’ interest with the interests of the shareholders.

Our practice has been to pay a fee of $1,000 to each of our non-employee directors for attendance at each Board meeting. In addition, each member of the Executive Committee received $1,733 per month for meetings, each member of the Audit Committee received $700 for each meeting the member attended, each member of the Compensation Committee received $300 for each meeting the member attended, each member of the Finance and Risk Management Committee received $500 for each meeting the member attended, and each member of the Nominating and Corporate Governance Committee received $300 for each meeting the member attended. We paid fees totaling $251,300 to our non-employee directors for the year ended December 31, 2014. The Chairmen of our Board of directors, Mr. Williams, receives annual a retainer fee of $10,000 for his services as Chairmen. Beginning in 2015 members of the Compensation Committee and the Nominating and Corporate Governance Committee will receive $500 for each meeting attended.

Chairperson Fees. Beginning in 2015, chairpersons of the various Board Committees will receive a retainer fee based on recommendations made to the Compensation Committee by the Committee’s executive compensation consultant. The annual retainer fees are as follows: 1) The Audit Committee chairperson will receive $5,000; 2) The Compensation Committee chairperson will receive $4,000; 3) The Finance and Risk Management Committee chairperson will receive 3,500; and 4) The Nominating and Corporate Governance Committee chairperson will receive $3,000. One-half of the retainer is payable to the chairperson in January with the other half being payable in July of the same calendar year.

Directors’ Deferred Compensation Plan. We have established the Westfield Bank Directors’ Deferred Compensation Plan for the benefit of non-employee directors. Under the Deferred Compensation Plan, each non-employee director may make an annual election to defer receipt of all or a portion of his or her director fees. The deferred amounts are allocated to a deferral account and credited with interest at an annual rate equal to the rate on the highest yielding certificate of deposit issued by us during the year or according to the investment return of other assets as may be selected by the Compensation Committee. The Deferred Compensation Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability or a change in control (as those terms are defined in the Deferred Compensation Plan).

The following table sets forth information concerning compensation accrued or paid to our non-employee directors during the year ended December 31, 2014, for their service on our Board. Directors who are also our employees receive no additional compensation for their service as directors and are not set forth in the table below.

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Name	Fees Earned or Paid in Cash(1) ($)	Total ($)
Laura Benoit	10,500	10,500
David C. Colton, Jr.	38,700	38,700
Robert T. Crowley, Jr.	6,400	6,400
Donna J. Damon	14,700	14,700
Lisa G. McMahon	9,300	9,300
Paul R. Pohl	4,900	4,900
Steven G. Richter	17,900	17,900
Philip R. Smith	19,300	19,300
Charles E. Sullivan	42,300	42,300
Kevin M. Sweeney	19,300	19,300
Christos A. Tapases	20,200	20,200
Donald A. Williams	47,800	47,800

_________________

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.

The following unvested shares of restricted stock and options were outstanding as of December 31, 2014:

Name	Unvested Stock Awards
Donna J. Damon	5,600
Steven G. Richter	5,600

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TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

The Audit Committee is responsible for reviewing and approving all related-party transactions. Except for the specific transactions described below no director, executive officer or beneficial owner of more than 5% of our outstanding voting securities (or any member of their immediate families) engaged in any transaction (other than such transaction as described) with us during 2015, or proposes to engage in any transaction with us, in which the amount involved exceeds $120,000.

Transactions with Certain Related Persons

We make loans to our executive officers, employees and directors. These loans are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. Certain of these loans also require prior approval by the Board. This pre-approval requirement is triggered when the proposed loan, when aggregated with all outstanding loans to the executive officer or director, will exceed the greater of $25,000 or 5% of Westfield Bank’s unimpaired capital and unimpaired surplus. If the potential borrower is a director, he or she may not participate in the vote or attempt to influence the directors. Management and the Board periodically review all loans to executive officers, employees and directors. At March 19, 2015, loans to non-employee directors and their associates totaled $4.8 million.

We have also entered into a lease agreement with Mr. Colton at prevailing market rates for commercial space located at 136 Elm Street, Westfield, Massachusetts. The annual lease payments under such lease is $45,621 and the aggregate amount of the lease payments over the remaining term of this lease agreement is approximately $57,027, subject to increases based on yearly changes to the US Consumer Price Index. This lease has a termination date of March 31, 2016.

We have also entered into a lease agreement with Mr. Smith beginning in April, 2015 at prevailing market rates for commercial space located adjacent to the Company’s headquarters at 9-13 Chapel Street, Westfield, Massachusetts. The annual lease payments under such lease is $27,500 and the aggregate amount of the lease payments over the remaining term of this lease agreement is approximately $137,500, subject to increases based on yearly changes to the US Consumer Price Index. This lease has a termination date of March 31, 2020.

Compensation arrangements for our named executive officers and directors are described above under the section entitled “Executive and Director Compensation.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the SEC their initial ownership of our common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any late filings or failures to file.

Based solely on our review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required during the fiscal year ended December 31, 2014, we believe that, during the 2014 fiscal year, all of our directors and executive officers complied with all Section 16(a) filing requirements applicable to them, with the exception of the following: (i) a Form 4 reflecting a payment of tax liability by withholding shares of our common stock by Mr. Gorman on October 20, 2014 was filed on October 23, 2014 and (ii) a Form 4 reflecting a payment of tax liability by withholding shares of our common stock by Mr. O’Connor on October 20, 2014 was filed on October 23, 2014.

33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under SEC rules, beneficial ownership includes any shares of common stock which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Percentage of beneficial ownership is calculated based on 18,754,272 shares of our common stock outstanding as of March 19, 2015.

In calculating the number of shares beneficially owned and the ownership percentage, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days after March 19, 2015 are deemed outstanding even if they have not actually been exercised. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Principal Shareholders

The following table contains common stock ownership information for persons known to us to beneficially own more than 5% of our common stock as of March 19, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent
Employee Stock Ownership Plan Trust of Westfield Financial, Inc. 141 Elm Street Westfield, MA 01085	1,859,602	(1)	9.9%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	1,570,171	(2)	8.4%
Blackrock, Inc. 55 East 52nd Street New York, NY 10022	995,310	(3)	5.3%

__________________

(1)	The number of shares listed as beneficially owned by the ESOP represents the number of shares of our common stock held by the plan trustee as of March 19, 2015. 818,851 shares have been allocated to individual accounts established for participating employees and their beneficiaries, and 1,040,751 shares were held, unallocated, for allocation in future years. The ESOP, through the plan trustee (who is instructed by the ESOP Committee), has shared voting power and dispositive power over all unallocated shares held by the ESOP. The ESOP, acting through the plan trustee (who is instructed by the ESOP Committee), shares dispositive power over all allocated shares held in the ESOP with participating employees and their beneficiaries. Participating employees and their beneficiaries have the right to determine whether shares allocated to their respective accounts will be tendered in response to a tender offer but otherwise have no dispositive power. Any unallocated shares are generally required to be tendered by the plan trustee in the same proportion as the shares which have been allocated to the participants are directed to be tendered. In limited circumstances, ERISA may confer upon the plan trustee the power and duty to control the voting and tendering of shares allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. The ESOP disclaims voting power with respect to such allocated shares.

(2)	All information is based on a Schedule 13G/A filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP and its affiliates. As of December 31, 2014, Dimensional Fund Advisors LP was the beneficial owner of and had sole dispositive power over 1,570,171 shares and sole voting power over 1,497,546 shares.

(3)	All information is based on a Schedule 13G/A filed with the SEC on February 2, 2015 by Blackrock, Inc. and its affiliates. As of December 31, 2014, Blackrock, Inc. was the beneficial owner of and had sole dispositive power and sole voting power over 995,310 shares.

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Security Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 19, 2015, by: (i) each director; (ii) each named executive officer; and (iii) all our directors and executive officers as a group. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name.

Name of Beneficial Owner	Position with the Company	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding(1)
James C. Hagan(2)	President and Chief Executive Officer	156,962	*
Donald A. Williams(3)	Chairman of the Board	217,513	1.2%
Allen J. Miles, III(4)	Executive Vice President and Chief Lending Officer	39,519	*
Leo R. Sagan, Jr.(5)	Senior Vice President – Chief Financial Officer and Treasurer	62,655	*
Gerald P. Ciejka(6)	Vice President and General Counsel	39,122	*
Louis O. Gorman(7)	Vice President – Credit Administration and Chief Credit Officer	29,122	*
Laura Benoit(8)	Director	14,500	*
David C. Colton, Jr.(9)	Director	30,070	*
Donna J. Damon(10)	Director	14,000	*
Lisa G. McMahon(11)	Director	14,000	*
Steven G. Richter(12)	Director	21,700	*
Christos A. Tapases(13)	Director	14,500	*
Philip R. Smith(14)	Director	11,751	*
Charles E. Sullivan(15)	Director	101,233	*
Kevin M. Sweeney(16)	Director	14,000	*
All Executive Officers and Directors as a Group (19 Persons)(17)		1,150,567	6.1%

__________________

* Less than 1% of the total outstanding shares of common stock.

(1)	Based on a total of 18,754,272 shares of our common stock outstanding as of March 19, 2015.

(2)	Consists of: a) 118,914 shares as to which Mr. Hagan has sole voting and investment power; b) 31,221 shares held by the ESOP for his account as to which he has shared voting; and c) 6,827 shares held by our 401(k) Plan which he has shared voting and sole investment powers.

(3)	Consists of: a) 14,000 shares as to which Mr. Williams has sole voting and investment power; b) 125,204 shares held by the Karen F. Williams 2004 Family Trust which has no voting or investment powers; and c) 78,309shares held by our 401(k) Plan which he has shared voting and sole investment powers.

(4)	Consists of: a) 16,943 shares as to which Mr. Miles has sole voting and investment power; b) 20,242 shares held by the ESOP for his account as to which he has shared voting; and c) 2,334 shares held by our 401(k) Plan which he has shared voting and sole investment powers.

35

(5)	Consists of: a) 40,044 shares as to which Mr. Sagan has sole voting and investment power; b) 18,675 shares held by the ESOP for his account as to which he has shared voting; and c) 3,936 shares held by our 401(k) Plan which he has shared voting and sole investment powers.

(6)	Consists of: a) 17,198 shares as to which Mr. Ciejka has sole voting and investment power; b) 16,057 shares held by the ESOP for his account as to which he has shared voting; c) 2,586 shares held by our 401(k) Plan which he has shared voting and sole investment powers; and d) 3,281 shares held by an IRA for the benefit of Mr. Ciejka which he has sole voting and investment powers.

(7)	Consists of: a) 9,109 shares as to which Mr. Gorman has sole voting and investment power; b) 18,042 shares held by the ESOP for his account as to which he has shared voting; and c) 1,971 shares held by our 401(k) Plan which he has shared voting and sole investment powers.

(8)	Consists of: a) 14,000 unvested shares of restricted stock as to which Ms. Benoit has sole voting power; and b) 500 shares as to which Ms. Benoit has sole voting and investment power.

(9)	Consists of: a) 14,661shares as to which Mr. Colton has sole voting and investment power; b) 1,640 shares as to which he has shared voting and investment powers with his spouse; c) 8,071 held in an IRA for Mr. Colton’s benefit which he has sole voting and investment powers; and d) 5,698 shares held in an IRA for his spouse which he has no voting or investment powers.

(10)	Consists of: a) 8,400 shares as to which Ms. Damon has sole voting and investment power and b) 5,600 unvested shares of restricted stock as to which she has sole voting power.

(11)	Consists of: a) 14,000 unvested shares of restricted stock as to which Ms. McMahon has sole voting power.

(12)	Consists of: a) 16,100 shares as to which Mr. Richter has sole voting and investment power and b) 5,600 unvested shares of restricted stock as to which he has sole voting power.

(13)	Consists of: a) 500 shares owned by Mr. Tapases’ spouse for which he has no voting or investment powers; b) 3,720 shares as to which Mr. Tapases has sole voting and investment power; and c) 10,280 unvested shares of restricted stock as to which he has sole voting power.

(14)	Consists of: a) 11,751 shares held in an IRA for Mr. Smith’s benefit which he has sole voting and investment power.

(15)	Consists of: a) 87,389 shares as to which Mr. Sullivan has sole voting and investment power and b) 13,844 shares held in an IRA for Mr. Sullivan’s benefit which he has sole voting and investment powers.

(16)	Consists of: a) 3,720 shares as to which Mr. Sweeney has sole voting and investment power and b) 10,280 unvested shares of restricted stock as to which he has sole voting power.

(17)	The figures shown for each of the executive officers named in the table do not include 1,040,751 shares held in trust pursuant to the ESOP that have not been allocated as of March 19, 2015 to any individual’s account.

36

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	—	—	516,000

Equity compensation plans not approved by shareholders	—	—	—

Total	—	—	516,000

37

PROPOSAL 2

NON-BINDING ADVISORY RESOLUTION ON THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to provide our shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of named executive officers as disclosed in this proxy statement. This vote does not address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed in this proxy statement. At the 2011 annual meeting of shareholders, our shareholders recommended that we hold an advisory vote on executive compensation each year. The Board affirmed the shareholders’ recommendation and will hold “say-on-pay” advisory votes on an annual basis until the next required shareholder vote on “say-on-pay” frequency, which is scheduled to be held at the 2017 annual meeting of shareholders.

Vote Required

The approval of the non-binding advisory resolution on the compensation of our named executive officers will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions are not counted as votes cast and they will have no effect on the vote. Brokers do not have discretionary authority to vote shares on this proposal without direction from the beneficial owner. Therefore, broker non-votes will have no effect on the vote for this proposal.

Our Recommendation

the board unanimously recommends that the shareholders vote “for” the approval of the non-binding advisory resolution on the compensation of the named executive officers.

General

The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the summary compensation table and the other related tables and narrative disclosure contained elsewhere in this proxy statement. As discussed in those disclosures, the Board believes that our executive compensation philosophy, policies and procedures provide a strong link between each named executive officer’s compensation and our short and long-term performance. The objective of our executive compensation program is to provide compensation which is competitive based on our performance and aligned with the long-term interests of our shareholders.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:

RESOLVED, on an advisory basis, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Your vote on this Proposal 2 is advisory, and therefore not binding on us, the Compensation Committee or the Board. Your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to align our executive compensation with the best interests of the Company and our shareholders.

38

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Wolf & Company, P.C. to act as our independent registered public accounting firm and to audit our financial statements for the fiscal year ending December 31, 2015. This appointment will continue at the pleasure of the Audit Committee and is presented to the shareholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by our shareholders, the Audit Committee will consider that fact when it selects our independent registered public accounting firm for the following fiscal year.

Representatives of Wolf & Company, P.C. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required

The ratification of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2015, will require “For” votes from a majority of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes are not counted as votes cast and they will have no effect on the vote.

Our Recommendation

the board unanimously recommends a vote “for” the ratification of the appointment of wolf & company, p.c. as OUR independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees and Services

During the fiscal years ended December 31, 2014 and 2013, respectively, we retained and paid Wolf & Company, P.C. to provide audit and other services as follows:

	2014	2013
Audit Fees(1)	$280,000	$278,000
Audit-Related Fees(2)	47,150	47,150
Tax Fees(3)	65,100	42,500
All Other Fees(4)	49,600	44,000
Total	$441,850	$411,650

__________________

(1)	Audit fees consisted of audit work performed in the preparation of financial statements as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audits.

(2)	Audit-related fees consisted of audit work performed in the area of benefit plans.

(3)	Tax fees consisted of assistance with matters related to tax compliance and counseling.

(4)	Other fees consisted of consulting services performed in the area of risk management.

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HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.

Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their own discretion.

By Order of the Board of Directors,

Gerald P. Ciejka
Secretary

Westfield, Massachusetts

April 2, 2015

40

WESTFIELD FINANCIAL, INC. ATTN: LEO R SAGAN JR 141 ELM SREET WESTFIELD, MA 01085

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 13, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 13, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	For	Withhold	For All
	All	All	Except
The Board of Directors recommends you vote
FOR the following:
	☐	☐	☐
1. Election of Directors
Nominees
01 James C. Hagan 02 Philip R. Smith 03 Donald A. Williams
					For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2 and 3.					☐	☐	☐
2	Approval of a non-binding advisory resolution on the compensation of our named executive officers.

3	The ratification of the appointment of Wolf & Company,P.C. as Westfield Financial, Inc.`s independent registered public accounting firm for the fiscal year ending December 31, 2015.				☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000239065 1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

WESTFIELD FINANCIAL, INC. Annual
Meeting of Shareholders May 14,
2015 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned shareholder of Westfield Financial, Inc. hereby appoints Gerald P. Ciejka and Leo R. Sagan, Jr., and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Westfield Financial, Inc. held of record by the undersigned on March 19, 2015, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 14, 2015 at 10:00 a.m., Eastern Time, at the Springfield Marriott, 2 Boland Way, Springfield, MA. 01115 or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, dated April 2, 2015, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1 and FOR the proposals listed in Items 2 and 3.

Continued and to be signed on reverse side

0000239065 2